As filed with the Securities and Exchange Commission on May 28, 2009

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

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REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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AE BIOFUELS, INC.

(Exact Name of Registrant as Specified in its Charter)

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Nevada	26-1407544
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

20400 Stevens Creek Blvd., Suite 700, Cupertino, California 95014

 (Address of Principal Executive Offices)(ZIP Code)

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Amended and Restated 2007 Stock Plan

(Full Title of the Plan)

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Eric A. McAfee

Chief Executive Officer and Chairman of the Board

c/o AE Biofuels, Inc.

20400 Stevens Creek Blvd., Suite 700, Cupertino, California 95014

(408) 213-0940

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Non-accelerated filer ☐
(Do not check if a smaller reporting company)
Accelerated filer ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price Per Share ($)	Proposed Maximum Aggregate Offering Price ($)	Amount of Registration Fee ($)
Common Stock, $0.001 par value	209,410(3)	0.16	33,506(2)	1.87
Common Stock, $0.001 par value	1,447,000	3.00	4,341,000(4)	242.23
Common Stock, $0.001 par value	325,000	3.70	1,202,500(5)	67.10
Common Stock, $0.001 par value	17,000	7.00	119,000(6)	6.64
Common Stock, $0.001 par value	100,000	4.94	494,000(7)	27.57
Common Stock, $0.001 par value	2,784,000	0.16	445,440(8)	24.86

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(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)

Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended. The price of $0.16 per share represents the closing price per share of Common Stock, as reported on the Over-The-Counter Bulletin Board on May 22, 2009.

(3)

Represents shares available for grant, but not yet granted as of the date of this Registration Statement, under the Amended and Restated 2007 Stock Plan.

(4)

Computed based on the exercise price of options to purchase 1,447,000 shares of common stock of AE Biofuels, Inc.

(5)

Computed based on the exercise price of options to purchase 325,000 shares of common stock of AE Biofuels, Inc.

(6)

Computed based on the exercise price of options to purchase 17,000 shares of common stock of AE Biofuels, Inc.

(7)

Computed based on the exercise price of options to purchase 100,000 shares of common stock of AE Biofuels, Inc.

(8)

Computed based on the exercise price of options to purchase 2,784,000 shares of common stock of AE Biofuels, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents previously filed by AE Biofuels, Inc. (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “Commission”) are herein incorporated by reference:

(i)

Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008

(ii)

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(iii)

Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

(iv)

Our Current Report on Form 8-K filed on January 14, 2009;

(v)

Our Current Report on Form 8-K filed on April 7, 2009;

(vi)

Our Current Report on Form 8-K filed on May 1, 2009;

(vii)

Our Current Report on Form 8-K/A filed on May 8, 2009;

(viii)

Our Current Report on Form 8-K filed on May 12, 2009;

(ix)

The description of the Company’s common stock, par value $.001 per share, contained in the Company’s Current Report on Form 8-K filed under the Exchange Act on December 13, 2007, and any amendment or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

An opinion concerning the validity of the issuance of shares of Common Stock has been rendered for the Registrant by Alisande M. Rozynko, General Counsel, and Corporate Secretary of the Registrant. Ms. Rozynko beneficially owns or has rights to acquire under employee benefit plans, an aggregate of less than 1% of the shares of Common Stock.

Item 6.

Indemnification of Directors and Officers.

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Registrant’s Articles of Incorporation and Bylaws grant it the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our articles of incorporation include an indemnification provision under which we are required to indemnify our directors, officers, employees and former directors, officers and employees (including heirs and personal representatives) to the fullest extent permitted under Nevada law.

Our articles of incorporation provide a limitation of liability in that no director or officer shall be personally liable to the Company or any of its shareholders for damages for breach of fiduciary duty as director or officer involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

We intend to enter into an indemnity agreement with all of our officers and directors. The agreement provides that we will indemnify officers and directors to the fullest extent permitted by law, including indemnification in third party claims and derivative actions. The agreement also provides that we will advance expenses incurred by the officers or directors.

As permitted by the Nevada Revised Statutes, the Registrant’s articles of incorporation includes a provision that eliminates the personal liability of its directors for damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

•

His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

•

His breach of those duties involved intentional misconduct, fraud or a knowing violation of law,

The Registrant intends to enter into indemnification agreements with its directors and officers to provide such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s articles of incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought.

The indemnification provision in the Registrant’s articles of incorporation may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act. The Registrant has directors’ and officers’ liability insurance for securities matters.

Item 7.

Exemption From Registration Claimed.

Not applicable.

Item 8.

Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.

Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)

to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, AE Biofuels, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on May 27, 2009.

AE BIOFUELS, INC.

By:	/s/ ERIC A. MCAFEE
Eric A. McAfee
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eric A. McAfee and Scott A. Janssen, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date
/s/ ERIC A. MCAFEE	Chief Executive Officer and Chairman
Eric A. McAfee	of the Board of Directors	May 27, 2009
(Principal Executive Officer)

/s/ SCOTT A. JANSSEN	Chief Financial Officer
Scott A. Janssen	(Principal Financial and Accounting Officer)	May 27, 2009

/s/ MICHAEL PETERSON
Michael Peterson	Director	May 27, 2009
/s/ HAROLD SORGENTI
Harold Sorgenti	Director	May 27, 2009
/s/ JOHN R. BLOCK
John R. Block	Director	May 27, 2009

INDEX TO EXHIBITS

Exhibit Number	Document
3.1	Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q, filed with the Commission on November 14, 2008)
3.2	Certificate of Amendment to Articles of Incorporation (incorporated herein by reference to Exhibit 3.3 of the Company’s Current Report on Form 8-K, filed with the Commission on December 13, 2007)
3.3	Certificate of Designation of Series B Preferred Stock (incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed with the Commission on December 13, 2007)
3.3	Bylaws of the Registrant Incorporation (incorporated herein by reference to Exhibit 3.4 of the Company’s Current Report on Form 8-K, filed with the Commission on December 13, 2007)
4.1	Form of Registrant's common stock certificate (incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the Commission on December 13, 2007)
5.1	Legal Opinion
10.1	Amended and Restated 2007 Stock Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 15, 2008)
10.2

Form of Option Agreement for use under the Amended and Restated 2007 Stock Plan Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 15, 2008)

10.3	Form of Restricted Stock Unit Award Agreement for use under the Amended and Restated 2007 Stock Plan
23.1	Consent(contained in Exhibit 5.1)
23.2	Consent of BDO Seidman, LLP
24.1	Power of Attorney (see Signature Page)

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